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                                    Exhibit C
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The following are the identity and classification of each member of the group:

David M. Phillips
Loeb Investors Co. XV, Loeb Investors Co. XIII and Loeb Investors Co. 108 (collectively the "Loeb Entities") White River Ventures, Inc.






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